Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470

Investor Relations Carolyn Ross, (972) 673-7935
DR PEPPER SNAPPLE GROUP REPORTS SECOND QUARTER 2013 RESULTS

Reported EPS were $.76, down 8% for the quarter. Core EPS were $.84, down 1% for the quarter.
Year-to-date, the company returned $274 million to shareholders.
Net sales decreased 1% for the quarter. Year-to-date, net sales were flat.
Company reaffirms full year 2013 Core EPS in the $3.04 to $3.12 range.
Plano, TX, July 24, 2013 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported second quarter 2013 EPS of $0.76 compared to $0.83 in the prior year period. Excluding unrealized commodity mark-to-market losses and certain items affecting comparability in both years, Core EPS were $0.84 compared to $0.85 in the prior year period. Year-to-date, the company reported earnings of $1.27 per diluted share compared to $1.31 per share in the prior year period. Excluding certain items affecting comparability and unrealized commodity mark-to-market losses in both years, Core EPS were $1.37 compared to $1.31 in the prior year period.

For the quarter, reported net sales decreased 1%. Sales volume declines of 4% were partially offset by 2 percentage points of favorable pricing and mix. Foreign currency increased net sales by just under 1 percentage point in the quarter. Reported segment operating profit (SOP) decreased 3%, or $11 million, as the net sales decline, commodity cost increases principally related to apples, a $9 million increase in marketing and a $4 million pre-spin related unclaimed property audit charge were partially offset by a year over year LIFO benefit of $11 million, ongoing productivity improvements and the favorable comparison associated with an $8 million depreciation adjustment in the prior year.

Reported income from operations for the quarter was $285 million, including $7 million of unrealized commodity mark-to-market losses. Reported income from operations was $300 million in the prior year period, including $6 million of unrealized commodity mark-to-market losses.

Year-to-date, reported net sales were flat and reported income from operations was $482 million, including $14 million of unrealized commodity mark-to-market losses. Reported income from operations was $492 million in the prior year period.

DPS President and CEO Larry Young said, “I am pleased with the perseverance of our people as they continued to execute our strategy amid a very challenging environment. During the quarter, our business was negatively impacted by unseasonably cold and wet weather, a cautious consumer and continued CSD category headwinds.”

Young added, “Against this backdrop, we continued to gain both volume and dollar share in the CSD category and our TEN platform is performing in line with our expectations. Changing consumer behavior takes time, and we remain committed to giving consumers a reason to come back to the CSD category. With strong innovation and execution plans in place, I am encouraged about our opportunities for the remainder of 2013.”

EPS reconciliation	Second Quarter			Year-to-Date
	2013	2012	Percent Change	2013	2012	Percent Change
Reported EPS	$0.76	$0.83	(8)	$1.27	$1.31	(3)
Unrealized commodity mark-to-market net loss	0.02	0.02		0.04	—

Items affecting comparability
Separation related	0.06	—		0.06
Foreign deferred tax benefit	—	(0.02)		—	(0.02)
Depreciation adjustment on capital lease	—	0.02		—	0.02
Core EPS	$0.84	$0.85	(1)	$1.37	$1.31	5
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2013 results	As Reported		Currency Neutral
(Percent change)	Second Quarter	YTD	Second Quarter	YTD

BCS Volume	(3)	(3)	(3)	(3)
Sales Volume	(4)	(3)	(4)	(3)
Net Sales	(1)	—	(1)	—
SOP	(3)	1	(3)	—
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume declined 3% with carbonated soft drinks (CSDs) declining 3% and non-carbonated beverages (NCBs) declining 2%.

In CSDs, Dr Pepper volume decreased 4%, as the CSD category continued to face significant headwinds. Our Core 4 brands declined 1% driven primarily by a high-single digit decrease in Sunkist soda and a mid-single digit decrease in 7UP, partially offset by a mid-single digit increase in Canada Dry. Crush and Sun Drop both experienced double-digit declines, and Squirt declined by a mid-single digit. These declines were partially offset by a mid-single increase in Penafiel. Fountain foodservice volume declined 2%, cycling 3% volume growth in the prior year period.

In NCBs, Hawaiian Punch volume declined 7%. This decline was partially offset by a 4% increase in in Snapple and a 2% increase in Mott's.

By geography, U.S. and Canada volume declined 4%, and Mexico and the Caribbean volume increased 2%.

Sales volume
For the quarter, sales volume decreased 4%. Year-to-date, sales volumes decreased 3%.

2013 Segment results	As Reported
(Percent Change)	Second Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(5)	2	(4)	(3)	2	1
Packaged Beverages	(5)	(2)	(3)	(4)	(1)	(1)
Latin America Beverages	2	12	20	2	11	22
Total	(4)	(1)	(3)	(3)	—	1

2013 Segment results	Currency Neutral
(Percent Change)	Second Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(5)	2	(4)	(3)	2	1
Packaged Beverages	(5)	(2)	(3)	(4)	(1)	(1)
Latin America Beverages	2	5	—	2	6	—
Total	(4)	(1)	(3)	(3)	—	—

Beverage Concentrates
Net sales for the quarter increased 2% as concentrate price increases taken earlier in the year, favorable mix and lower discounts were partially offset by a 5% volume decline. SOP decreased 4% on increased marketing investments of $11 million and a $2 million unclaimed property audit charge, which offset the contribution from net sales growth.
Packaged Beverages
Net sales for the quarter decreased 2% as a 5% decline in sales volumes was partially offset by favorable pricing and mix. SOP decreased 3% as the sales volume decline and cost increases in commodities, principally related to apples, were partially offset by a year over year LIFO inventory benefit of $11 million, price increases and the favorable comparison associated with an $8 million depreciation adjustment in the prior year.

Latin America Beverages
Net sales for the quarter increased 5% reflecting favorable product mix and a 2% increase in sales volumes. SOP was flat as net sales growth and ongoing productivity improvements were offset by increases in commodities, logistics and other operating costs. SOP was further reduced by an increase in manufacturing costs, primarily driven by one-time severance expenses.
Corporate and other items
For the quarter, corporate costs totaled $81 million, including a $7 million unrealized commodity mark-to-market loss and a $2 million charge for the accelerated recognition of certain pension costs. Corporate costs in the prior year period were $77 million, including a $6 million unrealized commodity mark-to-market loss.

Net interest expense was flat compared to the prior year period.

For the quarter, the reported effective tax rate was 48.0%, including the impact of a non-cash Canadian tax law change that increased our effective tax rate by 12.3%. The effective tax rate in the prior year period was 34.3%, including a $4 million Canadian deferred tax benefit.
Cash flow
Year-to-date, the company generated $276 million of cash from operating activities. Capital spending totaled $61 million compared to $89 million in the prior year period. The company returned $274 million to shareholders in the form of stock repurchases ($126 million) and dividends ($148 million).

2013 full year guidance
The company now expects full year reported net sales growth of about 2% and diluted earnings per share to be in the $3.04 to $3.12 range, excluding the impact of commodity mark-to-market gains and losses and certain other items excluded from core results.

Brand investments associated with the launch of our TEN platform are expected to exceed $30 million.

With greater visibility to apple crops and the overall commodity basket, packaging and ingredient costs are now expected to increase COGS by about 1.5%, on a constant volume/mix basis. The company also expects to record a full year LIFO inventory benefit of approximately $30 million.

The company expects its core tax rate to be about 37%.

The company now expects capital spending to be approximately 3% of net sales.
Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the second quarter comprising April, May and June.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core tax rate is defined as the effective tax rate on core earnings.

Core Earnings is defined as earnings adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core EPS represents Core Earnings per share.

Forward-looking statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.
Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss second quarter results for 2013. The conference call and slide presentation will be accessible live through DPS's website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under "Financial Press Releases" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.

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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 30, 2013 and 2012
(Unaudited, in millions except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$1,611	$1,621	$2,991	$2,983
Cost of sales	676	685	1,266	1,269
Gross profit	935	936	1,725	1,714
Selling, general and administrative expenses	619	599	1,182	1,152
Depreciation and amortization	29	35	58	66
Other operating expense, net	2	2	3	4
Income from operations	285	300	482	492
Interest expense	31	31	65	63
Interest income	(1)	(1)	(1)	(1)
Other income, net	(41)	(1)	(44)	(4)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	296	271	462	434
Provision for income taxes	142	93	202	154
Income before equity in earnings of unconsolidated subsidiaries	154	178	260	280
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	1	—
Net income	$155	$178	$261	$280
Earnings per common share:
Basic	$0.76	$0.84	$1.28	$1.32
Diluted	0.76	0.83	1.27	1.31
Weighted average common shares outstanding:
Basic	204.1	211.9	204.4	212.2
Diluted	205.5	213.3	206.0	214.0
Cash dividends declared per common share	$0.38	$0.34	$0.76	$0.68

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2013 and December 31, 2012
(Unaudited, in millions except share and per share data)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$113	$366
Accounts receivable:
Trade, net	625	552
Other	55	50
Inventories	222	197
Deferred tax assets	66	66
Prepaid expenses and other current assets	132	104
Total current assets	1,213	1,335
Property, plant and equipment, net	1,169	1,202
Investments in unconsolidated subsidiaries	14	14
Goodwill	2,989	2,983
Other intangible assets, net	2,697	2,684
Other non-current assets	540	580
Non-current deferred tax assets	87	130
Total assets	$8,709	$8,928
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$299	$283
Deferred revenue	65	65
Short-term borrowings and current portion of long-term obligations	69	250
Income taxes payable	60	45
Other current liabilities	571	589
Total current liabilities	1,064	1,232
Long-term obligations	2,521	2,554
Non-current deferred tax liabilities	670	630
Non-current deferred revenue	1,351	1,386
Other non-current liabilities	799	846
Total liabilities	6,405	6,648
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 203,809,137 and 205,292,657 shares issued and outstanding for 2013 and 2012, respectively	2	2
Additional paid-in capital	1,222	1,308
Retained earnings	1,184	1,080
Accumulated other comprehensive loss	(104)	(110)
Total stockholders' equity	2,304	2,280
Total liabilities and stockholders' equity	$8,709	$8,928

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2013 and 2012
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2013	2012
Operating activities:
Net income	$261	$280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	97	107
Amortization expense	18	18
Amortization of deferred revenue	(32)	(32)
Employee stock-based compensation expense	19	17
Deferred income taxes	62	42
Other, net	16	(12)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(73)	(30)
Other accounts receivable	(6)	14
Inventories	(25)	(4)
Other current and non-current assets	(17)	(19)
Other current and non-current liabilities	(80)	(35)
Trade accounts payable	16	71
Income taxes payable	20	(458)
Net cash provided by (used in) operating activities	276	(41)
Investing activities:
Acquisition of business	(10)	—
Purchase of property, plant and equipment	(61)	(89)
Purchase of intangible assets	(5)	(7)
Proceeds from disposals of property, plant and equipment	1	5
Net cash used in investing activities	(75)	(91)
Financing activities:
Repayment of senior unsecured notes	(250)	—
Net issuance of commercial paper	68	—
Repurchase of shares of common stock	(126)	(152)
Dividends paid	(148)	(141)
Tax withholdings related to net share settlements of certain stock awards	(12)	—
Proceeds from stock options exercised	12	12
Excess tax benefit on stock-based compensation	6	15
Other, net	(1)	(2)
Net cash used in financing activities	(451)	(268)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(250)	(400)
Effect of exchange rate changes on cash and cash equivalents	(3)	2
Cash and cash equivalents at beginning of period	366	701
Cash and cash equivalents at end of period	$113	$303
Supplemental cash flow disclosures of non-cash investing and financing activities:
Dividends declared but not yet paid	$78	$72
Capital expenditures included in other current liabilities	73	53
Stock issued for acquisition of business	13	—
Capital lease additions	1	8
Supplemental cash flow disclosures:
Interest paid	$56	$59
Income taxes paid	125	561

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Six Months Ended June 30, 2013 and 2012
(Unaudited, in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Segment Results – Net sales
Beverage Concentrates	$336	$331	$599	$585
Packaged Beverages	1,148	1,177	2,166	2,194
Latin America Beverages	127	113	226	204
Net sales	$1,611	$1,621	$2,991	$2,983

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Segment Results – SOP
Beverage Concentrates	$205	$214	$359	$354
Packaged Beverages	145	150	259	261
Latin America Beverages	18	15	28	23
Total SOP	368	379	646	638
Unallocated corporate costs	81	77	161	142
Other operating expense, net	2	2	3	4
Income from operations	285	300	482	492
Interest expense, net	30	30	64	62
Other income, net	(41)	(1)	(44)	(4)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$296	$271	$462	$434

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted: Net sales and Segment Operating Profit are on a currency neutral basis.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. The certain item excluded for the six months ended June 30, 2013 and 2012, relates to the tax payments resulting from the licensing agreements with PepsiCo and Coca-Cola.
Core Earnings: Core Earnings is defined as Reported Earnings adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain items excluded for the three and six months ended June 30, 2013 are separation-related charges, primarily a separation-related foreign deferred tax charge and the associated impact under the Tax Indemnity Agreement with Mondelēz. The certain items excluded for the three and six months ended June 30, 2012 are (i) a separation-related foreign deferred tax benefit and (ii) a depreciation adjustment associated with the reassessment of a capital lease executed prior to the separation from Cadbury.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED
(Unaudited)

	For the Three Months Ended June 30, 2013
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	2%	(2)%	12%	(1)%
Impact of foreign currency	—%	—%	(7)%	—%
Net sales, as adjusted	2%	(2)%	5%	(1)%

	For the Three Months Ended June 30, 2013
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	(4)%	(3)%	20%	(3)%
Impact of foreign currency	—%	—%	(20)%	—%
Segment operating profit, as adjusted	(4)%	(3)%	—%	(3)%

	For the Six Months Ended June 30, 2013
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	2%	(1)%	11%	—%
Impact of foreign currency	—%	—%	(5)%	—%
Net sales, as adjusted	2%	(1)%	6%	—%

	For the Six Months Ended June 30, 2013
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	1%	(1)%	22%	1%
Impact of foreign currency	—%	—%	(22)%	(1)%
Segment operating profit, as adjusted	1%	(1)%	—%	—%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2013	2012	Change
Net Cash Provided by Operating Activities	$276	$(41)	$317
Purchase of property, plant and equipment	(61)	(89)
Tax payments resulting from the licensing arrangements with PepsiCo and Coca-Cola	—	531
Free Cash Flow	$215	$401	$(186)

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions except per share data)

	For the Three Months Ended June 30, 2013
	Reported	Mark to Market	Separation Related	Total Adjustments	Core
Net sales	$1,611	$—	$—	$—	$1,611
Cost of sales	676	(5)	—	(5)	671
Gross profit	935	5	—	5	940
Selling, general and administrative expenses	619	(2)	(4)	(6)	613
Depreciation and amortization	29	—	—	—	29
Other operating expense, net	2	—	—	—	2
Income from operations	285	7	4	11	296
Interest expense	31	—	—	—	31
Interest income	(1)	—	—	—	(1)
Other income, net	(41)	—	38	38	(3)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	296	7	(34)	(27)	269
Provision for income taxes	142	2	(46)	(44)	98
Income before equity in earnings of unconsolidated subsidiaries	154	5	12	17	171
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	—	—	1
Net income	$155	$5	$12	$17	$172
Earnings per common share:
Diluted	$0.76	$0.02	$0.06	$0.08	$0.84

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions except per share data)

	For the Three Months Ended June 30, 2012
	Reported	Mark to Market	Tax Benefit	Depreciation Adjustment	Total Adjustments	Core
Net sales	$1,621	$—	$—	$—	$—	$1,621
Cost of sales	685	(5)	—	(2)	(7)	678
Gross profit	936	5	—	2	7	943
Selling, general and administrative expenses	599	(1)	—	—	(1)	598
Depreciation and amortization	35	—	—	(6)	(6)	29
Other operating expense, net	2	—	—	—	—	2
Income from operations	300	6	—	8	14	314
Interest expense	31	—	—	—	—	31
Interest income	(1)	—	—	—	—	(1)
Other income, net	(1)	—	—	—	—	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	271	6	—	8	14	285
Provision for income taxes	93	2	4	3	9	102
Income before equity in earnings of unconsolidated subsidiaries	178	4	(4)	5	5	183
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—
Net income	$178	$4	$(4)	$5	$5	$183
Earnings per common share:
Diluted	0.83	$0.02	$(0.02)	$0.02	$0.02	$0.85

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions except per share data)

	For the Six Months Ended June 30, 2013
	Reported	Mark to Market	Separation Related	Total Adjustments	Core
Net sales	$2,991	$—	$—	$—	$2,991
Cost of sales	1,266	(11)	—	(11)	1,255
Gross profit	1,725	11	—	11	1,736
Selling, general and administrative expenses	1,182	(3)	(4)	(7)	1,175
Depreciation and amortization	58	—	—	—	58
Other operating expense, net	3	—	—	—	3
Income from operations	482	14	4	18	500
Interest expense	65	—	—	—	65
Interest income	(1)	—	—	—	(1)
Other income, net	(44)	—	38	38	(6)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	462	14	(34)	(20)	442
Provision for income taxes	202	5	(46)	(41)	161
Income before equity in earnings of unconsolidated subsidiaries	260	9	12	21	281
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	—	—	1
Net income	$261	$9	$12	$21	$282
Earnings per common share:
Diluted	$1.27	$0.04	$0.06	$0.10	$1.37

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions except per share data)

	For the Six Months Ended June 30, 2012
	Reported	Mark to Market	Tax Benefit	Depreciation Adjustment	Total Adjustments	Core
Net sales	$2,983	$—	$—	$—	$—	$2,983
Cost of sales	1,269	—	—	(2)	(2)	1,267
Gross profit	1,714	—	—	2	2	1,716
Selling, general and administrative expenses	1,152	—	—	—	—	1,152
Depreciation and amortization	66	—	—	(6)	(6)	60
Other operating expense, net	4	—	—	—	—	4
Income from operations	492	—	—	8	8	500
Interest expense	63	—	—	—	—	63
Interest income	(1)	—	—	—	—	(1)
Other income, net	(4)	—	—	—	—	(4)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	434	—	—	8	8	442
Provision for income taxes	154	—	4	3	7	161
Income before equity in earnings of unconsolidated subsidiaries	280	—	(4)	5	1	281
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—
Net income	$280	$—	$(4)	$5	$1	$281
Earnings per common share:
Diluted	1.31	$—	$(0.02)	$0.02	$—	$1.31